Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 9 dated March 11, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             March 11, 2003

Issue Date:             March 14, 2003



CUSIP        Aggregate         Price to    Gross       Named
Number       Principal         Public      Agents'     Agents'
             Amount                       Concession  Concession

52519FAU5    $50,000,000.00    100.00%     2.65%       2.65%


CUSIP        Dealers'          Net Proceeds      Interest Rate
Number       Selling           to Issuer         per Annum
             Concession

52519FAU5    Not applicable    $48,675,000.00    5.50%



CUSIP        Interest Payment        First Interest       Maturity
Number       Dates                   Payment Date         Date

52519FAU5    Monthly on the 14th,    April 14, 2003       March 14, 2023
             and on the Maturity
             Date


CUSIP        Survivor's    Right of Issuer to Redeem Notes or of
Number       Option        Holder to Require Repayment of Notes
             (Yes/No)

52519FAU5    Yes           The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 14th, commencing March 14, 2007. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.



LEHMAN BROTHERS                                     EDWARD D. JONES & CO., L.P.